Exhibit 10.1

AGREEMENT

This Agreement (the "Agreement"), is entered into as of July 30, 2009 (the "Effective Date"), by and between Beyond Commerce, Inc., a Nevada corporation (the "Company"), and St. George Investments, LLC (the "Holder").

WHEREAS, as of the Effective Date, the Company owes the Holder an aggregate of $420,593.40 (including, without limitation, outstanding principal, interest and penalties) (the "Outstanding Amount") pursuant to the Company's Series 2009 Secured Convertible Original Issue Discount Note Due June 15, 2010, dated June 4, 2009 (the "Note"), made by the Company, in favor of the Holder;

WHEREAS, the Note was secured by pledges of an aggregate of 4,020,000 shares (the "Pledged Shares") of the Company's common stock, including 2,000,000 shares pledged by Linlithgow Holdings, LLC, and 2,020,000 shares pledged by Mark Noffke, pursuant to stock pledge agreements entered into by Linlithgow Holdings, LLC, and Mark Noffke, respectively, in favor of the Holder;

NOW, THEREFORE, in consideration of the covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged, the parties, with the intent of being legally bound hereby, agree as follows:

1.             Payment of Obligations. The Company shall make the following payments (the "Scheduled Payments") to the Holder, which shall be applied to the Outstanding Amount due under the Note, as follows: (i) $100,006.00 shall be paid on or before July 30, 2009, (ii) $50,000 shall be paid on or before August 6, 2009, (iii) $50,000 shall be paid on or before August 13, 2009, and (iv) $50,000 shall be paid on or before August 20, 2009.(v) $50,000 shall be paid on or before August 27, 2009. (vi) $50,000 shall be paid on or before September 3, 2009. (vii) $50,000 shall be paid on or before September 10, 2009. (viii) $20,995.40 shall be paid on or before September 17, 2009. A final downward adjustement to payment number viii may be made to reflect sales proceed received on July 29 and to reflect interest between the date here in and the final payment date. In no event will payment number viii be greater than the amount listed above of $20,995.40. The Scheduled Payments shall be made by wire transfer of immediately available funds in accordance with the wire instructions set forth in Exhibit A.

2.             Full Satisfaction of Note. Following payment in full of the Scheduled Payments, provided such Scheduled Payments have been made in accordance with Section 1 of the Agreement, the Outstanding Amount under the Note shall be deemed paid in full, no further payments shall be due under the Note, including, without limitation, principal, interest and penalties, and the Note shall be deemed null and void. Without limiting the generality of the foregoing, Holder agrees that, provided the Scheduled Payments have been made in accordance with Section 1 of this Agreeinent, the

Scheduled Payments in the amount of $420,593.40 shall satisfy in full the Outstanding Amount of $420,593.40.

3.            Restriction on Selling Pledged Shares. Provided the Company has made the Scheduled Payments in accordance with Section 1 of this Agreement, Holder shall not effect any sales of the Pledged Shares from and after the Effective Date. On the date of the execution of this Agreement, Holder shall provide the Company with a copy of a brokerage statement showing the number of shares of the Company's common stock that is beneficially owned by the Holder. Within three days of the receipt of any Scheduled Payment, the Holder shall provide the Company with a copy of a brokerage statement showing how many shares of the Company's common stock is owned by the Holder. Following payment in full of the Scheduled Payments, provided the Company has made all Scheduled Payments in accordance with Section 1 of this Agreement, any Pledged Shares held by Holder shall be immediately returned to Mark Noffke and Linlithgow Holdings, LLC, as applicable, with all appropriate stock powers including medallion signature guarantees, care of the Company.

4.            Default under Scheduled Payments. If the Company fails to make any payment in accordance with Section 1 of this Agreement, this Agreement shall be of no force and effect. Without limiting the generality of the foregoing, if the Company fails to make any payment in accordance with Section 1 of this Agreement, any payments made by the Company to the Holder shall be applied to the Outstanding Amount solely on a dollarfor-dollar basis, and this Agreement shall not restrict the Holder's right to effect any sales of the Pledged Shares.

5. Entire Agreement. This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications, and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment, as provided herein (such amendment to become effective on the date stipulated therein).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

Beyond Commerce, Inc.

By:	/s/ Robert McNulty
Name: Robert McNulty
Title: Chief Executive Officer

Holder

St. George Investments, LLC

By:	/s/ John Fife
Name: John Fife
Title: President

Exhibit A

Bank Name:	The Private Bank and Trust Company, Chicago, Illinois 071 006 486
ABA Number:	07 006 486
Account Name:	St George Investments LLC
Account Number:	2153493
Comment/Note:	Beyond Payment